EXHIBIT 99.2
OPENTV CORP. Q2 2006 Investor Conference Call
Transcript of Prepared Remarks
August 9, 2006
2:00 p.m. PST
Operator
Good day ladies and gentlemen and welcome to the second quarter 2006 OpenTV Corp. Earnings Conference Call. My name is Cheryl and I will be your coordinator for today. [OPERATOR INSTRUCTIONS] I would now like to turn the presentation over to your host for today’s call, Mr. Scott Wornow, Executive Vice President, Legal and Business. Please proceed, sir.
Scott Wornow - OpenTV Corp. — EVP — Legal and Business Affairs
Thank you, Operator. Good afternoon and welcome to OpenTV’s second quarter 2006 financial results call. I would like to remind you that during this call members of OpenTV’s management, in addition to discussing the actual results of this past quarter, will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.
For example, our ability to expand our markets; to extend our product offerings into new markets, such as IPTV; to launch our products in more complex networks; or to maintain positive momentum, are forward-looking statements. For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K and the other documents and reports that we file from time to time with the Securities and Exchange Commission.
Those documents and reports can be viewed on our web site or on the SEC’s web site. We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events, or otherwise.
In addition, during this call we will also refer to certain non-GAAP financial measures, such as Adjusted EBITDA and contribution margins from our segments that management believes are helpful in understanding our business and performance. We’ve included a reconciliation of those measures to GAAP measures in our earnings release, which was issued earlier today. That information is also made available on the Investor Relations page of our web site. We will also make available a webcast replay of this conference call on our web site. With that, I will turn the call over to Jim Chiddix, Chairman and Chief Executive Officer of OpenTV.
Jim Chiddix - OpenTV Corp. — Chairman, CEO
Thank you, Scott. And welcome, everyone, to our second quarter 2006 earnings call. Also joining me today is Shum Mukherjee, Executive Vice President and CFO.
The strong results we reported today demonstrate our continued operational and financial improvement. We reported positive Adjusted EBITDA for the third consecutive quarter. Our cash balance has also improved, leaving us with a strong balance sheet as we move forward with our business plans. And our top line remains sound. Strategically, the big highlight this quarter was the signing of our multi-year license agreement with Time Warner Cable and our initial penetration of the U.S. cable market. But we also signed other new agreements that enhanced existing ones with network operators throughout the world including Europe, Asia, and the Americas. We have also continued to invest in the development of our vision for tomorrow with some new and exciting product demonstrations that we’ve planned to unveil at the International Broadcasting Convention this September in Amsterdam. And, lastly, we are delighted that we can now boast nearly 71 million set-top boxes shipped with our software through the end of June.

Shum will now review our financial results in detail and then I will provide some comments on our operational results and long-term strategy. After that, we will open up the call to questions. Shum?
Shum Mukherjee - OpenTV Corp. — EVP, CFO
Thank you, Jim. Before getting into a review of our second quarter financial results, I again want to remind everyone that for the revenue portion of our presentation and our financial statements, we are now showing two revenue line items rather than four. The first is “Royalties and Licenses”, and the second is “Services and Other.” We think this presentation is more consistent with other companies in the software space and also allows us to allocate costs against these items with greater transparency in our presentation. For modeling purposes, we expect to continue reporting revenue in this format.
Now let us take a look at the income statement. Second quarter revenues were $23.7 million, an increase of $2.8 million or 13% over revenues of $20.9 million reported in the second quarter of 2005. Revenue growth was driven by a $1.8 million increase in our middleware segment and a $2.2 million increase in our advertising business. Those gains were partially offset by declines of $600,000 in our PlayJam business and $600,000 in our BettingCorp segment, which I will address in a minute. Revenues were $48.9 million for the first six months, an increase of 11% over the prior year period. On a sequential basis, revenue decreased 5% over the $24.9 million from the first quarter ended March 31, 2006, primarily reflecting a $1.8 million decline in middleware royalties from the first quarter, which was partially offset by increases in service and other revenues. This decline in royalties is consistent with our experience last year, when middleware royalties were also lower in the second quarter.
Contribution margin for the second quarter of 2006 was $5.6 million. This represents an increase of 10% over contribution margins of $5.1 million for the second quarter of 2005. Subtracting unallocated corporate overhead from contribution margin gets us to Adjusted EBITDA before unusual items, which is a financial metric we use to evaluate performance. Adjusted EBITDA before unusual items for the 2006 second quarter was $400,000, which is $500,000 higher than the $100,000 loss reported for the same period last year. Second quarter Adjusted EBITDA before unusual items marked the third consecutive quarter of positive Adjusted EBITDA before unusual items. Net loss for the second quarter was $2.5 million, or $0.02 per share, compared with $4 million or $0.03 a share a year ago. Net loss for this quarter included $1.0 million or $0.01 a share in share-based compensation costs under new options accounting rules, which was not included in the net loss numbers of $0.03 per share for 2005.
Deferred revenue was $24.1 million at the end of this quarter, an increase over the $23.2 million reported in the first quarter and the $20.1 million reported in the second quarter of 2005. That increase reflects strength in invoiced business and cash collections from our customers that we cannot yet recognize as revenues under U.S. GAAP.
We report our business results in three segments: Middleware and Integrated Technologies; Applications; and BettingCorp. While these segments cross revenue and cost line items, we report them as separate segments because that is the way we look at them internally when assessing our business performance.
Revenues in our Middleware segment increased by 11% to $18.2 million, compared with $16.4 million last year. Increased middleware revenues reflect an 11% increase in royalty and license fees and an increase of 10% in service and other revenues. Our Middleware contribution margin was $6.5 million for the second quarter — down slightly from $6.8 million a year ago, consistent with our expectations as we increased our staffing levels and ramped up to meet our existing and new customers’ needs. Overall, Middleware remains quite profitable and we continue to see positive trends.
Our Applications segment includes our traffic and billing products, interactive advertising, NASCAR, PlayJam and other applications. Revenues in this segment were $4.8 million for the quarter compared to $3.2 million in 2005. Applications segment results include the contribution from CAM Systems, which we acquired in September last year. Results in this segment were impacted by a decline in PlayJam revenues from $2.4 million in Q2 of 2005 to $1.8 million in Q2 of 2006, due to our terminating service on the PlayJam game channel in France.
And last, revenues for our BettingCorp segment decreased to $700,000, down from $1.3 million in the second quarter of 2005. The decrease was primarily due to one-off professional service fees we realized in the second quarter of 2005, and decreased gambling revenues as a result of less marketing spend in that business. Despite the decreased revenues, contribution loss was flat compared to the second quarter of last year, due to reduced network infrastructure and bandwidth costs and the reduced marketing spend.
We continue to explore strategic alternatives and possibilities for the gambling related assets of BettingCorp and for our PlayJam assets and hope to announce our future intentions regarding both before the end of the year.
Total operating expenses, including cost of revenues, R&D, sales and marketing, and G&A, were $26.4 million in Q2 of 2006, compared to $23 million in Q2 of 2005. Excluding non cash-based expenses such as depreciation, amortization, and the effects of FAS 123R, operating expenses were $23.3 million in Q2 of 2006 compared to $21.0 million in Q2 of 2005. This $2.3 million increase in expenses reflects a $2.7 million increase in additional people-related expenses and cost of revenues and R&D, offset by a $400,000 reduction in SG&A expenses. Our overall headcount is up from 389 in Q2 of 2005 to 466 in Q2 of 2006, reflecting an increase of 47 people in our Middleware segment and 40 people in our advanced advertising business. Those increases were partially offset by a decline of 10 people in other businesses. As indicated earlier, the increase in middleware headcount is required to meet the significant increase in business levels that we have won or expect to win, and to develop new products, some of which will be showcased at IBC next month.
We continue to have a solid balance sheet and maintain a strong financial position. We have reported three consecutive quarters of positive Adjusted EBITDA and cumulative operating cash flow has been positive over the last six quarters. Our cash portfolio has increased to $65 million on June 30, 2006, compared to $61.5 million on March 31, 2006, and $64.5 million on December 31, 2005.
Before concluding with an update on our full-year financial guidance, I want to first provide some context around modeling some of our recent agreements, as well as providing a way to value the applications side of the business related specifically to advertising. Jim will provide an operational update for ongoing agreements, but here I will give you a sense as to likely revenue recognition.
Looking at Time Warner, we are in the ramp-up phase, on schedule, and expect to begin shipping product during the second half of 2007. With our middleware agreements, the accounting effects typically play out over an extended period of time. In many cases, while we may invoice a customer for work performed, or collect cash for deliverables, we may not recognize the revenue under those contracts under U.S. GAAP, until some time after the operator launches services. That recognition may be amortized over the life of the contract, and that can sometimes cause revenues to be spread from three months to as much as two to three years after launch. Similarly, on the expense side, certain expenses may be capitalized once a deal is signed. In the case of Time Warner, we capitalized some of the development costs from June 5, the date on which the deal was signed.
For UPC, we have successfully launched an initial solution in the Netherlands and certain other Eastern European countries and are in the process of delivering other committed projects as part of our contract. We will continue to receive payments for shipments at the same time as delivering our outstanding commitments to UPC. These payments will therefore initially flow through our deferred revenue account until they can be recognized as revenue in accordance with U.S. GAAP.
And last, for our agreement with Essel Group in India, this launch has moved quickly and we expect to have flash downloaded more than 1 million copies of our software to boxes in the field by the end of this month. If you recall, in that deal we will receive payments based on a subscription model, however, like Time Warner and UPC, we have other contractual commitments to the Essel Group. These subscription payments from Essel will, therefore, initially flow through our deferred revenue account until they can be recognized as revenue in accordance with U.S. GAAP. Jim will have some specific comments about each of these agreements momentarily. And he will also talk more about our latest Latin America partner; while we are still not at liberty to disclose the name of that customer, we can tell you that we have shipped software for 150,000 set-top boxes to this customer and have recognized revenue.
We also receive a lot of questions about modeling our advanced advertising products. Without assigning any numbers, we think from a modeling standpoint it is best to look at potential revenues from this product segment as deriving primarily from a per-subscriber, per-month fee structure combined with per-campaign fees associated with advanced services, such as targeted and interactive advertising. Again, this sector is still in the relatively early stage and the economics and efficiency of these solutions remains fairly fluid.

Now, moving on to our full-year financial guidance. Based on second quarter results, we remain comfortable with the 2006 outlook that we provided on our fourth quarter conference call and reiterated on our first quarter conference call. I will recap that briefly here.
•	Without significant business changes, we currently expect full-year 2006 revenues to increase around 15% to 20% compared to full-year 2005. Although, as I mentioned, we are reviewing strategic alternatives for our BettingCorp and PlayJam assets, and the results of those reviews may affect these expectations.

•	Middleware will continue to be a driver of our growth in 2006 and beyond. Middleware continues to represent the majority of our revenues, and contribution margins will continue to be very healthy in this segment. With ongoing investments in our other segments and with our current levels of corporate overhead, there are still opportunities for us to leverage the EBITDA margins from the Middleware segment more effectively for the overall corporate bottom line if we choose to do that.

•	Based on our current model, we would expect to report modest positive Adjusted EBITDA for the full year.
In summary, we continue to ride the positive momentum we experienced in 2005. We continue to improve our financial position and strengthen our balance sheet, while continuing to invest in the business, driving the top line and keeping expenses in check. With that, I would now like to turn the call over to Jim, who will provide an update on our operational progress and the opportunities that lie ahead. Jim?
Jim Chiddix - OpenTV Corp. — Chairman, CEO
Thank you, Shum. OpenTV’s second quarter included important new deals, good progress with key existing customers, and continued financial discipline and performance. That performance included a strengthening balance sheet, solid revenue growth, and positive Adjusted EBITDA. What I want to do now is spend a few minutes discussing our operational strategy and business developments.
Let me start with Time Warner. As I am sure most of you are aware, this past quarter we announced a multi-year agreement with Time Warner Cable. This covers deployment of our middleware on Motorola set-top boxes, but, it also contemplates the delivery of applications and infrastructure to Time Warner. We have an opportunity to provide technology to them, not just for the Motorola systems, but for Scientific Atlanta and future OCAP systems as well. On their Motorola boxes, we will enable Time Warner’s digital navigator to replace existing program guides, facilitate cross-platform bundled services, and increase speed to market of new product introductions. As you may be aware, Time Warner and Comcast just closed the Adelphia transaction. With that deal, Time Warner inherited a large footprint of Motorola boxes in Los Angeles, Ohio, Maine, Texas and other regions, after being primarily a Scientific Atlanta customer. There was a new story this past week that, in the course of a series of system swaps with Comcast in the wake of the Adelphia acquisition, Time Warner would be giving up its Houston operations in exchange for Kansas City and other properties. Houston is a Motorola system, and it is not yet clear how that may affect our deployment there, but, the Houston portion of the overall Time Warner deal represents a small fraction of the short-term or long-term opportunity for us. As Time Warner noted on its earnings call last week, their focus is now on integrating and operating the acquired systems and setting the stage for an aggressive deployment of their advanced digital video, high-speed data, and digital phone offerings. I am also excited to announce today that our advertising sales and inventory management systems have been selected by Time Warner for use in its Los Angeles operations. That continues the momentum we have built in this business over the past year, and is especially important, as L.A. represents the second largest television market in the country. Again, I think this is indicative of the strong relationships we are building in U.S. cable.
Providing our customers with the technologies they need to distinguish themselves in their markets is something that we take extremely seriously. And we did that this quarter with our existing customers. Sky Italia launched high-definition services on our advanced digital television middleware platform. And StarHub became the first network operator to fully deploy our Core 2.0 and PVR 2.0 software in connection with its recent launch of Smart TV. In Europe, Sky Italia, BSkyB, and TPS broadcast the World Cup games in high-definition for the first time, using our technology. And, though we can’t announce the customer, I am also very pleased to note today, in another significant milestone, that we have just signed at our first IPTV deal in Europe, where we would expect to see our product deployed in early to mid-2007.
Along these lines, we have also been devoting substantial time to refining our vision for the future and the ways in which viewers will interact with their televisions. In addition to showcasing high-definition and other advanced digital television services at IBC in September, we will also be offering a preview of that vision with a demonstration that shows where we think the television viewing experience can go. We are developing the technologies to allow our customers to take it there.
This quarter we also announced our agreement to participate in CableLab’s OpenCable initiative. OCAP is the software portion of this project, and it is important to the U.S. cable industry. It is obviously in our long-term interest to participate in that effort and to help shape it. To offer some additional clarity on where OCAP fits, the standard will apply to all future boxes that will be issued beginning at the end of this year or early next year. But OCAP will not apply to the tens of millions of boxes currently in existence. And, as the Time Warner agreement demonstrates, the need for our solutions will remain as cable operators continue to deploy advanced features and as industry consolidation continues. The base of legacy boxes represents an important opportunity for us. OCAP, as it comes, also opens up longer-term opportunities, particularly for our Enterprise infrastructure solutions, and we will also benefit financially from the OCAP patent licensing pool.
Turning to an update on some of our recent agreements, let us start in Europe with Liberty Global’s UPC Cable operation. As Shum noted, we have been making shipments and are receiving payment, but have not yet started to recognize revenue. OpenTV is fully engaged with UPC on a number of critical programs, including the deployment of VOD, PVR, high definition, and HD/PVR platforms in the Netherlands and Eastern Europe.
Last quarter, we indicated we had signed a new agreement with a large Latin American operator. The client prefers that we not announce its identity yet. However, our product has been installed, as Shum said, in about 150,000 set-top boxes. Once we are given the go ahead to discuss this agreement in more detail, we will certainly do so.
This Latin American transaction is just one that we have had in our RFP pipeline. And while we cannot report on the status of each deal, we can give you a flavor of what is out there. We’ve been informed of preliminary “wins” on some of these, but they remain subject to the negotiation of definitive agreements, which in most cases we would expect to have by the end of this year. The interest is coming from Southeast Asia and the broader Asian continent, from Latin America, and from Europe. So, along with Time Warner, we’re seeing a good deal of activity throughout the world.
In India, the large deal we signed with the Essel Group, which runs the DishTV Network and ZeeTV, has progressed exceedingly well. In fact, we are delighted that this launch was done in what we believe to be a record time of just six months. This deal, once again, validates one of the key reasons many of our customers, including Essel, select us — for highly dependable and scalable software solutions, and because we have the requisite years of experience to launch that software in a timely way. We don’t think any of our competitors can realistically make the same claim. And as Shum indicated, we expect to flash download our software to over a million boxes from two different manufacturers by the end of this month. We are also in discussions with them about a PVR launch. Overall, this region represents a high-growth market for us.
Before concluding this afternoon, I want to provide some further insight into the Liberate litigation, as well as some additional details regarding the recent management changes.
First, we continue to make progress toward both a settlement and toward establishing a broader commercial relationship with Comcast. One aspect of this process that I know is important to all of you is timing. Our discussions with Comcast are complex, and involve specifying requirements for our interactive advertising and traffic and billing platforms. These requirements also include the necessity of interfacing with other components of Comcast’s infrastructure. The positive here is that we have the opportunity to showcase other products and technologies that we think are helpful to Comcast. With that being said, while we continue to move ahead as expeditiously as possible, it is difficult to predict whether we will have finally resolve the litigation and sign the commercial deal by September. While all that is going on, we should not lose sight of the fact that Comcast remains a committed customer for our advertising sales and inventory management solutions, where we have an outstanding relationship.
Now, let us take a look at some recent management moves. Last week, we reported a number of senior level promotions, as well as the departure of our Chief Technology Officer, Vincent Dureau. We will miss Vincent, who is one of OpenTV’s founders, and whom many of us regard as a friend. We are also are recognizing individuals who are playing a larger and larger role in our growth and the extension of our advanced digital television technologies. We have a deep base of talent here and it is good to reward it. More importantly, these moves reflect the company’s broadened vision that has evolved over the past few years, with businesses having been acquired, and a universe of new opportunities having been created.
In conclusion, we think the first half of 2006 offers strong results. And we expect this momentum to continue throughout the remainder of the year, driven by strong financial performance and ongoing demand for all of our products and services. With a number of recent preliminary “wins” under our belt, coupled with highly favorable long-term trends in the global TV marketplace, we believe that 2006 will prove to be a defining year in shaping OpenTV’s longer-term growth prospects.
Now, we will turn the call over to questions. Operator?